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Exhibit 1.1

Investor Relations	Media Relations

Craig Celek CDC Corporation 212.661.2160 craig.celek@cdccorporation.net	Scot McLeod CDC Software 770-351-9600 ScotMcLeod@cdcsoftware.com

CDC CORPORATION ANNOUNCES UPWARDLY REVISED
EARNINGS ESTIMATES FOR 2006

[Atlanta and Hong Kong, July 17, 2006] CDC Corporation (NASDAQ: CHINA), focused on enterprise software, mobile applications and online games, today announced increased earnings estimates for full year 2006.

Previous guidance provided on April 12, 2006, estimated total revenues in the range of US$283 million to US$290 million and adjusted net income* in the range of US$30.9 million to US$32.1 million. The revised estimates for 2006 place total revenues in the range of US$300 million to US$305 million and adjusted net income* in the range of US$31.6 million to US$32.8 million. These revised estimates represent an approximate increase of 22.5% compared to total revenue of US$245 million in 2005 and an approximate increase of 100% compared to adjusted net income** of US$15.8 million in 2005.

“Our improved revised estimates for 2006 are due to continued strong demand for our products and services, and better than expected reception of new product releases, in both our CDC Software business and our China.com, Inc. business”, said Peter Yip, CEO of CDC Corporation. “Additionally, stronger than expected maintenance renewal rates and growth in developing regions including China, India, Eastern Europe, Russia, and Latin America are also contributing to our increased estimates.”

• Non-GAAP Financial Measures

To supplement the financial measures prepared in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses Non-GAAP financial measures for net income and other line items, which are adjusted from results based on GAAP. These Non-GAAP measures are provided to enhance the user’s overall understanding of the Company’s current financial performance and its prospects for the future. The Company believes the Non-GAAP results provide useful information to both management and investors. Although the Company continues to report GAAP results to investors, it believes the inclusion of Non-GAAP financial measures provides further clarity in its financial reporting. These Non-GAAP financial measures may be different from Non-GAAP financial measures used by other companies, and should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP measures.

The Company defines adjusted net income as net income adjusted for certain purchase accounting related charges and restructuring expenses. The purchase accounting related charges are primarily related to the non-cash amortization of acquisition related intangibles and non-cash tax charges related to our utilization of acquired tax net operating loss carry forwards. Restructuring charges typically result as we consolidate acquired companies to achieve operational synergies. The Company cannot at this point in time, without unreasonable efforts, quantify such purchase accounting related charges and restructuring expenses.

**A reconciliation of 2005 adjusted net income to GAAP can be found in the Company’s earnings release for the full year 2005 dated April 12, 2006.

About CDC Corporation
CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, mobile applications and online games. As part of its strategic review, the company has reorganized into two primary operating business units, CDC Software and China.com Inc. For more information about CDC Corporation, please visit the website: http://www.cdccorporation.net.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors, For more information, please visit www.cdcsoftware.com.

About China.com Inc.
China.com Inc. (SEHK stock code: 8006; website: www.inc.china.com), a leading Mobile Value Added Services (MVAS), Internet services and online game company operating principally in China, and a 77%-owned subsidiary of CDC Corporation (former chinadotcom corporation) (NASDAQ: CHINA; website: www.cdccorporation.net), was listed on the GEM of the Stock Exchange of Hong Kong Limited on March 9, 2000. In December 2000, China.com Inc. was admitted as a constituent stock of the Hang Seng IT and IT Portfolio Indices.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to expected revenues, non-GAAP net income, strategic initiatives at the company and anticipated cost savings. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the ability to integrate operations or new acquisitions in accordance with the company’s business strategy; (d) the effects of restructurings and rationalization of operations; (e) the ability to address technological changes and developments including the development and enhancement of products; (f) the ability to develop and market successful Advanced Mobile Products; (g) the entry of new competitors and their technological advances; (h) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; (i) the possibility of development or deployment difficulties or delays; (j) the dependence on customer satisfaction with the company’s software products and services; (k) continued commitment to the deployment of the enterprise software solutions; (l) risks involved in developing software solutions and integrating them with third-party software and services; (m) the continued ability of the company’s enterprise software solutions to address client-specific requirements; and (n) demand for and market acceptance of new and existing enterprise software and services and the positioning of the company’s solutions. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.